Exhibit 99.1

NEWS RELEASE 18-05-095

2901 Butterfield Road        Oak Brook, Ill. 60523     www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:	Georganne Palffy, Inland Western Retail Real Estate Trust, Inc. (Analysts)
(630) 368-2358 or georganne.palffy@inland-western.com
Matt Tramel, Inland Communications, Inc. (Media)
(630) 218-8000 Ext. 4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ANNOUNCES NEW $300 MILLION COMMITMENT FOR SECURED LOANS

Oak Brook, Ill.  Jan 14, 2010 – Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today announced that the company has obtained a commitment for new secured loans from JPMorgan Chase Bank, N.A.  J.P. Morgan provided the $300 million non-recourse forward commitment that Inland Western will use to refinance 2010 debt maturities.

“This $300 million commitment, coupled with the $625 million loan we closed in December, demonstrates solid revitalization signs in the CMBS markets, as well as the existence of attractive credit in the marketplace for quality assets,” commented Steven Grimes, chief executive officer of Inland Western.  “We are appreciative of JPMorgan’s continued strong support of Inland Western with this commitment.”

During the last twelve months, Inland Western has refinanced, including commitments, paid down and extinguished debt totaling $1.8 billion and has reached agreements or is in negotiations to extend another $396 million.

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of September 30, 2009, the portfolio under management totaled in excess of 49 million square feet, consisting of 299 wholly owned properties and 2 consolidated joint venture properties.  The company also has interests in 12 unconsolidated properties and 14 properties in 7 development joint ventures.  For further information, please see the company website at www.inlandwestern.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E.